UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2014

ThermoEnergy Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

33-46104-FW	71-0659511
Commission File Number)	(IRS Employer Identification No.)

10 New Bond Street, Worcester, Massachusetts	01606
(Address of principal executive offices)	(Zip Code)

(508) 854-1628

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On February 28, 2014, we entered into a Standstill Agreement (the “Standstill Agreement”) with The Roenigk Family Trust dated November 10, 2004 (“Roenigk”), Robert S. Trump (“Trump”) and Empire Capital Partners, L.P., Empire Capital Partners, Ltd., Empire Capital Partners Enhanced Master Fund, Ltd. (collectively, “Empire” and, together with Roenigk and Trump, the “Creditors”) who hold promissory notes issued by us in the aggregate principal amount of $5,877,217.12 (the “Notes”). Our obligations under the Notes held by Trump and Empire are secured by a first priority security interest in substantially all of our assets (the “Collateral”) pursuant to a Security Agreement dated as of August 22, 2013 (the “Security Agreement”).

Pursuant to the Standstill Agreement, the Creditors agreed that, subject to certain exceptions, from the date of the Standstill Agreement until May 1, 2014 (the “Forbearance Period”), notwithstanding the maturity of any of the Notes nor the occurrence or continuance of any Event of Default under any of the Notes or under the Security Agreement, none of the Creditors shall commence enforcement, collection or similar proceedings with respect to any of the Notes or the Collateral or exercise any other rights or remedies any of the Creditors may have under the Notes or the Security Agreement or otherwise, at law or in equity, with respect to our obligations under the Notes or the Security Agreement. The Creditors have not waived any of their rights under the Notes or the Security Agreement and, during the Forbearance Period, interest will continue to accrue on the Notes in accordance with their terms.

The Standstill Agreement is filed herewith as Exhibit 10.1 and the foregoing description of such document is qualified in its entirety by reference to such Exhibit.

Item 9.01 Financial Statements and Exhibits

(c)   Exhibits

Exhibit No.	Description
10.1	Standstill Agreement dated as of February 28, 2014 among ThermoEnergy Corporation, The Roenigk Family Trust dated November 10, 2004, Robert S. Trump, Empire Capital Partners, L.P., Empire Capital Partners, Ltd., and Empire Capital Partners Enhanced Master Fund, Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 4, 2014

THERMOENERGY CORPORATION
(Registrant)

By:	/s/ Gregory M. Landegger
Name:	Gregory M. Landegger
Title:	Chief Operating Officer and Interim Chief Financial Officer

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